EXHIBIT 1.0

ONSOURCE CORPORATION CHANGES NAME TO CERAGENIX PHARMACEUTICALS

New name reflects core business strategy associated with the newly merged biopharmaceutical company

DENVER, CO JUNE 27, 2005 - OnSource Corporation ("OnSource") (OTCBB: OSCE) has changed its name to Ceragenix Pharmaceuticals, Inc. The change in name follows the merger of OnSource with Osmotics Pharma, Inc. on May 11, 2005 and reflects the combined company's revised business strategy and commitment to delivering innovative products for dermatology and infectious disease.

"This important step acknowledges our strategic decision to launch a new biopharmaceutical company around our two platform technologies," commented Steven Porter, Chairman and CEO of Ceragenix. "This is a very exciting time for our organization as we move forward into the initial commercialization of our medical devices, including the upcoming anticipated 510k filing for EpiCeram™, the first topical formulation of our barrier repair technology, and the further development of our unique Cationic Steroid Antibiotic Technology for potentially long-lasting antimicrobial medical device coatings. We are thrilled to be moving forward under the name Ceragenix Pharmaceuticals."

In conjunction with this name change, Ceragenix will now be quoted on the OTC Bulletin Board under the symbol CGXP effective with the open of business Monday, June 27, 2005.

About Ceragenix

Ceragenix is a development stage biopharmaceutical company focused on dermatology and infectious disease. Ceragenix's patented Barrier Repair Technology, invented by Dr. Peter Elias and licensed from the University of California, is the platform for the development of two prescription topical creams - EpiCeram(tm) and NeoCeram(tm)--that form human-identical skin barriers. Defects in the skin's barrier function play critical roles in the pathogenesis of skin diseases such as eczema, irritant contact dermatitis and other common skin disorders. The Company's patented Cationic Steroid Antibiotic (CSA) technology provides the basis for its novel antimicrobial medical device coating that may be attached to various medical devices to provide potentially long duration antimicrobial activity. Ceragenix also plans to develop CSAs for use as topical and systemic antibiotic therapies in the treatment of skin infections (MRSA), burn wound infections, eye infections and other indications.

FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, the following: the ability of the company to raise sufficient capital to finance its planned activities, receiving the necessary marketing clearance approvals from the FDA, successful clinical trials of the company's planned products, the ability of the company to commercialize its planned products, market acceptance of the company's planned products, and the company's ability to successfully compete in the marketplace. Although management believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the forward-looking statements will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements, the inclusion of such information should not be regarded as a representation by the company or any other person that the objectives and plans of the company will be achieved. For further information, please see the company's filings with the SEC, including its Forms SB-2, 10-KSB, 10-QSB and 8-K. The company assumes no obligation to update its forward-looking statements to reflect actual results or changes in factors affecting such forward-looking statements.

Contacts:

Ceragenix
Steven Porter, Chief Executive Officer
(720) 946-6440

The Investor Relations Group
Investor:
Kathryn McNeil
John Nesbett

Media:
Stephanie Schroeder
Janet Vasquez
(212) 825-3210